Exhibit 99.1

Final Report from Recent Plastic2Oil Stack Test Reconfirms Process Viability

THOROLD, Ontario, January 20, 2012 (GLOBE NEWSWIRE) – After completion of audit and peer reviews of the stack test conducted on December 5-6, 2011 by Conestoga-Rovers & Associates ("CRA") on its Plastic2Oil ("P2O") processor, JBI, Inc. (the "Company") (OTCQB:JBII.PK) has received the final emissions report from CRA. This report further validates the viability of the P2O process and allows the Company to apply to the New York Department of Environmental Conservation ("NYSDEC") for a modification to its Air Permit to run at significantly higher feedstock rates.

In December 2011, three separate stack tests were performed on the existing P2O processor with a pre-melt system. Only unwashed, unsorted waste plastics, including various industrial plastics (buckets & barrels, waste meat packaging, bags, etc.) and gas tanks from scrap cars, were used as feedstock for the test, consistent with the feedstock the processor is currently converting into ultra-clean, ultra-low sulphur fuel.

The three tests were conducted at feed rates of 3,258 lbs/hr, 3,233 lbs/hr and 3,932 lbs/hr, respectively. Ultimately, the test results proved that emissions decreased with increased feed rates. Emissions were considerably reduced through the addition of the pre-melt system (Q3) and more efficient and higher combustion of the off-gas generated by the P2O process.

Residue was not removed from the pre-melt reactor so that the internal walls could be examined. When the reactor was opened, the inside walls were remarkably clean. Two small “tumbleweeds” of clean dense bailing wire bunches were present from processing some paper mill ragger tail waste. Normally, residue and metals would be removed from the pre-melt periodically during operation.

The final report included particulate matter (PM) and hexane testing, both of which showed exceptionally low results.

Comparative emissions results from all of the stack tests performed on the Company’s P2O processor were as follows:

Emissions	Units	Original Stack Test (approx. 2,000 lbs/hour) (2010)	Stack Test at 3,932 lbs/hr (Dec 2011)
O2%		14.87	15.97
CO	ppm	3.16	3.1
SO2	ppm	0.23	0.02
NOx	ppm	86.4	15.1
TNMHC	ppm	0.25	3.92
PM	lbs/hr	0.016	0.002
Hexane	lbs/hr	Not tested	0.00001

"In-spec" end-user fuels produced (Fuel No. 6, Fuel No. 2, and Naphtha) were also tested and verified as ultra-low sulphur, consumer-ready fuel. The conversion ratio for waste plastic into fuel averaged 86%.

“This report is very exciting for the Company as it allows us to apply for a modified Air Permit from the NYSDEC which should enable us to effectively double the capacity of our P2O processor,” notes John Bordynuik, CEO and President. “Increasing the feedstock supply rate from 2,000 lbs/hr to almost 4,000 lbs/hr will significantly increase the rate at which we are able to produce fuel from waste plastic."

About JBI, Inc.

JBI, Inc. is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. JBI, Inc.'s patent pending Plastic2Oil® (P2O) process is a commercially viable, proprietary process designed to provide immediate economic benefit for industry, communities and government organizations with waste plastic recycling challenges. JBI, Inc. is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration. For further information, please visit www.plastic2oil.com and review our SEC filings, including without limitation our Annual Report on Form 10-K/A filed with the SEC on July 18, 2011.

Forward Looking Statements
This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's amended Annual Report on Form 10-K/A filed on July 18, 2011 with the Securities and Exchange Commission, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT: JBI Inc.
Investor Relations
1-877-307-7067